EXHIBIT 7.1

                    James H. Drew Corporation and Subsidiary
                        Consolidated Financial Statements
                     Years Ended December 31, 2003 and 2002



                                Table of Contents


    Independent Auditors' Report............................................1



    Consolidated Financial Statements

        Balance Sheets......................................................2
        Statements of Income................................................3
        Statements of Shareholder's Equity..................................4
        Statements of Cash Flows............................................5
        Notes to Financial Statements.......................................6

                          Independent Auditors' Report



The Board of Directors
James H. Drew Corporation and Subsidiary:


We have audited the accompanying consolidated balance sheets of James H. Drew Corporation and subsidiary (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholder's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of James
H. Drew Corporation and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.







February 13, 2004

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2003 and 2002
                                     Assets

                                                                            2003          2002
                                                                        -----------   -----------
Current assets:
    Cash and cash equivalents                                           $ 1,780,008       785,066
    Accounts receivable                                                   9,924,368     9,219,530
    Costs and estimated earnings in excess of billings on uncompleted
       contracts                                                          3,964,405     2,845,793
    Inventories                                                           1,391,325     1,782,304
    Other current assets                                                      2,247         1,686
    Deferred income taxes                                                    60,686        46,633
                                                                        -----------   -----------
                Total current assets                                     17,123,039    14,681,012
                                                                        -----------   -----------
Property and equipment:
    Land                                                                    384,318       384,318
    Buildings                                                             1,293,888     1,282,864
    Machinery and equipment                                               9,361,788     9,053,964
    Construction in progress                                                     --       355,328
                                                                        -----------   -----------
                Total property and equipment                             11,039,994    11,076,474
    Less accumulated depreciation                                         7,112,825     6,183,380
                                                                        -----------   -----------
                Property and equipment, net                               3,927,169     4,893,094
Goodwill                                                                    243,110       243,110
Other assets                                                                 51,825        28,658
                                                                        -----------   -----------
                Total assets                                            $21,345,143    19,845,874
                                                                        ===========   ===========
                      Liabilities and Shareholder's Equity
Current liabilities:
    Accounts payable:
       Trade                                                            $ 2,287,214     1,827,443
       Parent                                                             1,823,422     2,110,894
    Accrued expenses and other liabilities                                  767,590       742,700
    Billings in excess of costs and estimated earnings on uncompleted
       contracts                                                          1,118,601     1,221,302
                                                                        -----------   -----------
                Total current liabilities                                 5,996,827     5,902,339
                                                                        -----------   -----------
Postretirement health care obligation                                       518,144       563,196
Deferred income taxes                                                       171,776       165,247
                                                                        -----------   -----------
                Total Liabilities                                         6,686,747     6,630,782
Shareholder's equity:
    Common shares, no par value. Authorized 1,000 shares; issued and
       outstanding 660 shares in 2003 and 660 shares in 2002                 50,000        50,000
    Retained earnings                                                    14,608,396    13,165,092
                                                                        -----------   -----------
                Total shareholder's equity                               14,658,396    13,215,092
                                                                        -----------   -----------
                Total liabilities and shareholder's equity              $21,345,143    19,845,874
                                                                        ===========   ===========

See accompanying notes to consolidated financial statements.

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY
                        Consolidated Statements of Income
                     Years ended December 31, 2003 and 2002

                                                                  2003          2002
                                                               -----------   -----------
Net sales                                                      $47,002,456    37,283,098
Operating costs and expenses:
     Cost of sales                                              40,539,458    30,838,637
     Selling, general, and administrative                        3,076,616     2,984,495
     Depreciation                                                1,059,166     1,156,167
                                                               -----------   -----------
                                                                44,675,240    34,979,299
                                                               -----------   -----------
                 Operating income                                2,327,216     2,303,799
Other income                                                        14,106         5,405
                                                               -----------   -----------
                 Income before income taxes                      2,341,322     2,309,204
Income taxes                                                       898,018       888,046
                                                               -----------   -----------
                 Net income                                    $ 1,443,304     1,421,158
                                                               ===========   ===========

See accompanying notes to consolidated financial statements.

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY
                 Consolidated Statements of Shareholder's Equity
                     Years ended December 31, 2003 and 2002


                                                                 Total
                                   Common        Retained     shareholder's
                                   stock         earnings        equity
                                 ----------     ----------     ----------
Balance at December 31, 2001     $   50,000     11,743,934     11,793,934
     Net income                          --      1,421,158      1,421,158
                                 ----------     ----------     ----------
Balance at December 31, 2002         50,000     13,165,092     13,215,092
     Net income                          --      1,443,304      1,443,304
                                 ----------     ----------     ----------
Balance at December 31, 2003     $   50,000     14,608,396     14,658,396
                                 ==========     ==========     ==========






See accompanying notes to consolidated financial statements.

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2003 and 2002

                                                                         2003           2002
                                                                      -----------    -----------
Cash flows from operating activities:
     Net income                                                       $ 1,443,304      1,421,158
     Adjustments to reconcile net income to net cash provided
        by operating activities:
           Depreciation and amortization                                1,059,166      1,156,167
           Deferred income taxes                                           (7,524)        43,814
           Gain on sale of assets                                         (10,275)            --
           Changes in certain assets and liabilities:
              Accounts receivable                                        (704,838)     1,473,056
              Costs and estimated earnings in excess of billings on
                 uncompleted contracts                                 (1,118,612)        13,680
              Inventories                                                 390,979       (297,777)
              Other assets                                                (23,728)        50,801
              Accounts payable                                            172,299     (3,253,873)
              Accrued expenses and other liabilities                       24,890       (205,656)
              Billings in excess of costs and estimated earnings on
                 uncompleted contracts                                   (102,701)       194,699
              Postretirement health care obligation                       (45,052)       (57,093)
                                                                      -----------    -----------
                    Cash flows from operating activities                1,077,908        538,976
                                                                      -----------    -----------
Cash flows from investing activities:
     Capital expenditures                                                 (93,241)      (786,627)
     Proceeds from sale of assets                                          10,275             --
                                                                      -----------    -----------
                    Cash flows used in investing activities               (82,966)      (786,627)
                                                                      -----------    -----------
                    Increase (decrease) in cash                           994,942       (247,651)
Cash, beginning of year                                                   785,066      1,032,717
                                                                      -----------    -----------
Cash, end of year                                                     $ 1,780,008        785,066
                                                                      ===========    ===========

See accompanying notes to consolidated financial statements.

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY

                          Notes to Financial Statements

                           December 31, 2003 and 2002


(1)  Summary of Significant Accounting Policies and Practices

     (a)  Description of Business

          James H. Drew Corporation (the Company) was incorporated in 1947 in Indianapolis and maintains its principal offices at 8701 Zionsville Road, Indianapolis, Indiana. The Company is engaged primarily as a subcontractor to paving and bridge contractors to install highway safety systems such as traffic signals, signs, lighting, and guard rails in Midwestern states. The Company was formerly a wholly owned subsidiary of Cemex Corp. (see note 7).

     (b)  Principles of Consolidation

          The consolidated financial statements include the financial statements of James H. Drew Corporation and its wholly owned subsidiary Tennessee Guardrail, Inc. (the Subsidiary). All significant intercompany balances and transactions have been eliminated in consolidation.

     (c)  Cash and Cash Equivalents

          Cash equivalents consist of cash on hand and in banks.

     (d)  Trade Accounts Receivable

          Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience.

     (e)  Inventories

          Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO).

     (f)  Property, Plant, and Equipment

          Property, plant, and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 10 to 33 years while machinery and equipment is three to seven years.

     (g)  Goodwill

          Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.


                                        6
                                                                     (Continued)

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY

                          Notes to Financial Statements

                           December 31, 2003 and 2002

     (h)  Income Taxes

          The Company is included in Cemex Corp. consolidated federal income tax return (see note 7). Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (i)  Pension and Other Postretirement Plans

          Substantially all of the Company's employees are covered under defined benefit and defined contribution benefit plans. For employees covered by collective bargaining agreements, the Company makes contributions directly to the Union which sponsors a plan for the employees' benefit.

          The Company participates in a defined benefit pension plan with Cemex Corp. (see note 7). The plan provides benefits to substantially all full-time, salaried employees. Total pension expense is assumed by Cemex Corp.

          The Company also sponsors a defined benefit health care plan for substantially all retirees and employees. The Company measures the costs of its obligation based on its best estimate. The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

     (j)  Use of Estimates

          The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     (k)  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
          Of

          SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and, among other things, also changes the criteria for classifying an asset as held for sale. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material affect on the Company's consolidated financial statements.

          In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by

                                        7
                                                                     (Continued)

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY

                          Notes to Financial Statements

                           December 31, 2003 and 2002

          the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

     (l)  Revenue and Cost Recognition

          The Company uses the percentage of completion method of recognizing revenue on construction contracts in process. Under this method, the portion of the contract price recognized as revenue is based on the ratio of costs incurred to the total estimated costs of the contract. The estimated total cost of a contract is based upon management's best estimate of the remaining costs that will be required to complete a project. The actual costs required to complete a project and, therefore, the profit eventually realized, could differ materially in the near term.

          Costs and estimated earnings in excess of progress billings are shown as a current asset. Billings in excess of costs on contracts are shown as a current liability. Anticipated losses on contracts, if any, are recognized when they become evident.

     (m)  Commitments and Contingencies

          Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred, and the amount of the assessment and/or remediation can be reasonably estimated.

     (n)  Related-Party Transactions

          Accounts payable includes balances originating from income tax, insurance, and treasury transactions between the Company and Cemex Corp. These amounts are due to Cemex Corp. on demand.

(2)  Accounts Receivable

     Accounts receivable at December 31, 2003 and 2002 consist of the following:

                                               2003           2002
                                            -----------    -----------

     Current accounts                       $ 7,961,483      7,416,154
     Retainages                               1,994,534      1,803,376
                                            -----------    -----------
                                              9,956,017      9,219,530
     Less allowance for doubtful accounts       (31,649)            --
                                            -----------    -----------
                                            $ 9,924,368      9,219,530
                                            ===========    ===========

                                        8
                                                                     (Continued)

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY

                          Notes to Financial Statements

                           December 31, 2003 and 2002

(3)  Costs and Billings on Uncompleted Contracts

     Information related to contracts in progress is as follows:

                                                           2003            2002
                                                        ------------    ------------
Costs incurred on uncompleted contracts                 $ 20,603,422      12,656,333
Estimated earnings recognized to date on uncompleted
     contracts                                             3,478,946       2,549,209
                                                        ------------    ------------
                                                          24,082,368      15,205,542
Less billings on uncompleted contracts                   (21,236,564)    (13,581,051)
                                                        ------------    ------------
                 Net                                    $  2,845,804       1,624,491
                                                        ============    ============

     The net amount is included in the accompanying consolidated balance sheets under the following captions:

                                                           2003            2002
                                                        ------------    ------------
Costs and estimated earnings in excess of billings on
     uncompleted contracts                              $  3,964,405       2,845,793
Billings in excess of costs and estimated earnings on
     uncompleted contracts                                (1,118,601)     (1,221,302)
                                                        ------------    ------------
                                                        $  2,845,804       1,624,491
                                                        ============    ============

(4)  Income Taxes

     The Company is included in Cemex Corp.'s consolidated federal income tax return (see note 7). Under the tax allocation method used by Cemex Corp., the Company is charged an amount substantially equal to the income tax it would pay if it filed a separate return.

                                        9
                                                                     (Continued)

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY

                          Notes to Financial Statements

                           December 31, 2003 and 2002

     Income tax expense consists of:

                                           Current      Deferred        Total
                                          ---------     ---------     ---------
     Year ended December 31, 2003:
          U.S. federal                    $ 763,188        (6,558)      756,630
          State and local                   142,354          (966)      141,388
                                          ---------     ---------     ---------
                                          $ 905,542        (7,524)      898,018
                                          =========     =========     =========

                                           Current      Deferred        Total
                                          ---------     ---------     ---------
     Year ended December 31, 2002:
          U.S. federal                    $ 735,997        38,197       774,194
          State and local                   108,235         5,617       113,852
                                          ---------     ---------     ---------
                                          $ 844,232        43,814       888,046
                                          =========     =========     =========

     Income tax expense attributable to income from continuing operations was $898,018 and $888,046 for the years ended December 31, 2003 and 2002, respectively, and differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from continuing operations as a result of the following:

                                                            2003         2002
                                                         ---------    ---------

     Computed "expected" tax expense                         34.0%        34.0%
     Increase (reduction) in income taxes resulting from:
          State and local income taxes, net of federal
             income tax benefit                                3.9          5.0
          Other, net                                           0.5         (0.5)
                                                         ---------    ---------
                                                             38.4%        38.5%
                                                         =========    =========


                                       10
                                                                     (Continued)

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY

                          Notes to Financial Statements

                           December 31, 2003 and 2002

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below.

                                                                 2003        2002
                                                               --------    --------
Deferred tax assets:
     Nondeductible accruals                                    $ 48,352      46,633
     Postretirement health care obligation                      224,342     219,646
     Other                                                       41,402          --
                                                               --------    --------
                 Deferred tax assets                            314,096     266,279
                                                               --------    --------
Deferred tax liabilities:
     Plant and equipment, principally due to differences in
        depreciation                                            419,951     384,893
     Other                                                        5,235          --
                                                               --------    --------
                 Deferred tax liabilities                       425,186     384,893
                                                               --------    --------
                 Net deferred tax liability                    $111,090     118,614
                                                               ========    ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2003. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(5)  Pension and Other Postretirement Benefits

     Substantially all of the Company's employees are covered under defined benefit and defined contribution benefit plans. For employees covered by collective bargaining agreements, the Company makes contributions directly to the Union which sponsors a plan for the employees' benefit.

     The Company participates in Cemex Corp.'s defined benefit pension plan covering substantially all of its full-time, salaried employees. The cost of the pension benefit is assumed by Cemex Corp. (see note 7).

                                       11
                                                                     (Continued)

                            JAMES H. DREW CORPORATION
                                 AND SUBSIDIARY

                          Notes to Financial Statements

                           December 31, 2003 and 2002

     In addition to the Company's defined benefit pension plan, the Company sponsors a defined benefit health care and life insurance plan that provides postretirement medical and life insurance benefits to salaried employees who meet minimum age and service requirements. This plan is administered by Cemex Corp. (see note 7).

     The Company also sponsors a savings plan for its salaried employees, which is qualified under Section 401(k) of the Internal Revenue Code (the Code). Under the provisions of the plan, employees elect to defer a portion of their compensation subject to a maximum limit determined by the Code. The Company, in accordance with the plan, makes contributions to the plan based upon employee contributions. Company contributions to the plan were $28,038 and $65,983 in 2003 and 2002, respectively.

(6)  Business and Credit Concentrations

     Trade receivables may subject the Company to concentrations of credit risk. Concentrations of credit risk result from the geographic area in which the Company operates its business - the Midwest.

(7)  Subsequent Event (Unaudited)

     On April 30, 2004, the Company was acquired by Fortune Diversified Industries, Inc.





                                       12